EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release August 27, 2021

Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net income of $1.8 million or $0.22 diluted earnings per share for the year ended June 30, 2021, compared to a net loss of $12.5 million or $1.52 per common share for the twelve months ended June 30, 2020. Net earnings for the quarter ended June 30, 2021, totaled $692,000 or $0.08 diluted earnings per share compared to a net loss of $13.3 million or $1.61 per common share for the quarter ended June 30, 2020, which resulted primarily from a non-cash $13.6 million goodwill impairment charge reported during the June 30, 2020 period.

The largest contributor to the Company’s increase in net income year to year was the absence of the prior year’s goodwill impairment charge of $13.6 million, or $1.64 per common share, during the quarter ended June 30, 2020, which represented 93.5% of goodwill previously reported. Earnings were strengthened by a $687,000 or 7.4% increase in net interest income, while non-interest income increased $196,000 or 49.1% and non-interest expense decreased $13.7 million or 62.4% year over year. Net interest income totaled $10.0 million for the year just ended compared to $9.3 million for the prior year. The increase in net interest income was a result of a $1.4 million or 38.8% decrease in interest expense partially offset by a $671,000 or 5.2% decrease in interest income. In March 2020, the Federal Open Market Committee made an emergency rate reduction in response to the COVID-19 pandemic, which led to lower interest rate levels, which continue to the present time. Non-interest income increased primarily as a result of an increase in gains on loan sales. The Company sells its long-term fixed rate loans to the Federal Home Loan Bank of Cincinnati as part of its asset/liability management strategy. For the year ended June 30, 2021, non-interest expense decreased $13.7 million compared to the year ended June 30, 2020, reflecting the combined effect of the absence of the $13.6 million goodwill impairment charge recorded in 2020, the benefits of the cost-savings strategies implemented by management, and the positive impact of a change to the tax system in the Commonwealth of Kentucky to which the Company and its Banks are subject. The income tax change primarily involves moving from a franchise tax for the banks to an income tax system, but also allows for the filing of consolidated income tax returns for the tax group. The franchise tax incurred previously by the Banks was included in non-interest expense. Excluding the goodwill impairment charge, adjusted non-interest expense decreased $101,000 or 1.2% period to period. Income tax expense increased $88,000 or 33.3% to $352,000 for the recently-ended year primarily due to the increase in pre-tax income, but also due to the Banks being subject to state income tax beginning January 1, 2021.

During the three months ended June 30, 2021, net interest income increased $421,000 or 18.5%, as interest expense decreased $267,000 or 35.7% and interest income increased $154,000 or 5.1%. Non-interest expense decreased $13.5 million or 86.5% for the quarter just ended compared to the same quarter in 2020. Excluding the prior year goodwill impairment charge, non-interest expense increased $84,000 or 4.1% for the quarter just ended. There was no provision for loan losses on loans during the recently-ended quarter compared to a charge of $39,000 in the prior year period, while income tax expense decreased $29,000 or 33.0% quarter over quarter.

At June 30, 2021, assets totaled $338.1 million, an increase of $16.9 million or 5.3% compared to June 30, 2020. This increase was attributed primarily to an increase of $12.0 million or 4.2% in loans, net, which totaled $297.9 million at June 30, 2021, and an increase of $7.9 million or 58.0% increase in cash and cash equivalents which totaled $21.6 million at period end. Those increases were somewhat offset by a decrease of $2.0 million or 88.9% in time deposits in other financial institutions, which totaled $247,000. Total liabilities increased $16.5 million or 6.1% to $285.8 million at June 30, 2021, primarily as a result of increased deposits, which increased $14.6 million or 6.9% to $226.8 million at June 30, 2021, and an increase in FHLB advances of $2.2 million or 3.9% which totaled $56.9 million at period end. At June 30, 2021, the risk-based capital ratios of the Company were 27.5%, which exceeded all capital adequacy rates, while the Community Bank Leverage Ratios for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky were 20.9% and 12.3%, respectively. With respect to the Banks an interim final rule under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act established the current minimum ratio of 8%.

At June 30, 2021, the Company reported its book value per share as $6.36. The change in shareholders’ equity was primarily associated with net income for the period, less dividends paid on common stock and cost of shares repurchased for treasury purposes.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, and the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; real estate values; the impact of interest rates on financing; changes in general economic conditions; legislative and regulatory changes that adversely affect the business of the Company; changes in the securities markets; and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2020. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2021, the Company had approximately 8,222,046 shares outstanding of which approximately 57.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	June 30,
	2021	2020
ASSETS	(Unaudited)
Cash and cash equivalents	$21,648	$13,702
Time deposits in other financial institutions	247	2,229
Investment Securities	495	1,139
Loans available-for sale	1,307	667
Loans, net	297,902	285,887
Real estate acquired through foreclosure	82	640
Goodwill	947	947
Other Assets	15,435	15,925
Total Assets	$338,063	$321,136
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$226,843	$212,273
FHLB Advances	56,873	54,715
Other Liabilities	2,051	2,237
Total liabilities	285,767	269,225
Shareholders’ Equity	52,296	51,911
Total liabilities and shareholders’ equity	$338,063	$321,136
Book value per share	$6.36	$6.29
Tangible book value per share	$6.25	$6.18

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Twelve months ended June 30,		Three months ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Interest Income	$12,152	$12,823	$3,181	$3,027
Interest Expense	2,141	3,499	481	748
Net Interest Income	10,011	9,324	2,700	2,279
Provision for Losses on Loans	192	103	--	39
Non-interest Income	595	399	162	166
Goodwill Impairment Charge	--	13,560	--	13,560
Other Non-interest Expense	8,242	8,343	2,111	2,027
(Loss) Income Before Income Taxes	2,172	(12,283)	751	(13,181)
Income Taxes	352	264	59	88
Net (Loss) Income	$1,820	$(12,547)	$692	$(13,269)
(Loss) Earnings per share:
Basic and Diluted	$0.22	$(1.52)	$0.08	$(1.61)
Weighted average outstanding shares:
Basic and Diluted	8,216,193	8,251,860	8,211,789	8,227,842

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